Exhibit 21.1

LIST OF SUBSIDIARIES

As of March 31, 2013

Subsidiaries of the Registrant	Jurisdiction of Incorporation
Ancestry US Holdings Inc. (f/k/a Global Generations International Inc.)	Delaware, United States
Ancestry.com Inc.	Delaware, United States
Ancestry.com Operations Inc.	Delaware, United States
iArchives, Inc.	Utah, United States
Ancestry International Holdings LLC (f/k/a/ Ancestry.com LLC)	Delaware, United States
We’re Related, LLC	Delaware, United States
Ancestry.com DNA, LLC	Delaware, United States
TGN Services, LLC	Delaware, United States
Info Rich (Hong Kong) Limited	Hong Kong
Generations Information Technology (Beijing) Co. Ltd.	People’s Republic of China
Ancestry International Holdings Corporation	Cayman Islands
Ancestry Information Holdings Company	Ireland
Ancelux 3 S.àr.l	Luxembourg
Ancestry International LLC (f/k/a Anvil US 2 LLC)	Delaware, United States
Anvilire Ltd.	Ireland
Ancestry Information Operations Company	Ireland
Ancelux 4 S.àr.l	Luxembourg
Ancestry.com UK (Commerce) Limited	UK
Ancestry.com UK Limited	UK
Ancestry.com Deutschland GmbH	Germany
Ancestry.com Europe S.àr.l	Luxembourg
Genline AB	Sweden
Ancestry.com Australia Pty Ltd	Australia
Ancestry.com Canada Company	Nova Scotia, Canada
Ancestry Ireland DNA LLC	Delaware, United States
Ancestry International DNA Company	Ireland
Anvilire One Limited	Ireland